Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-97900, 333-20191, 333-51143, 333-46588, 333-119329, and 333-268395) on Form S-8 of WaFd, Inc. (previously known as Washington Federal, Inc.) of our report dated June 27, 2024 relating to our audit of the financial statements of Washington Federal Bank 401(k) Plan as of and for the year ended December 31, 2023 which appears in the annual report on Form 11-K of Washington Federal Bank 401(k) Plan for the year ended December 31, 2024.

/s/ Plante Moran, PLLC

Chicago, Illinois
June 23, 2025